Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 28, 2008, relating to the consolidated financial statements, the effectiveness of Iconix Brand Group, Inc.’s internal control over financial reporting and schedules of Iconix Brand Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

New York, New York
August 11, 2008